Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Roxbury Funds and to the use of our report dated August 24, 2012 on the Roxbury Small Cap Growth Fund and the Roxbury/Mar Vista Strategic Growth Fund’s (each a series of The Roxbury Funds) financial statements and financial highlights.   Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania

October 24, 2012